Exhibit 99.1
PRESS RELEASE
BRISTOW GROUP INC. ANNOUNCES ELECTION OF DIRECTORS
     HOUSTON, TEXAS (February 7, 2006) — Bristow Group Inc. (NYSE: BRS), a leading provider of helicopter services and production management services to the offshore energy industry, announced today that its shareholders had elected the following members to its Board of Directors: Thomas N. Amonett, Peter N. Buckley, Stephen J. Cannon, Jonathan H. Cartwright, William E. Chiles, Michael A. Flick, Kenneth M. Jones, Pierre H. Jungels, CBE, Thomas C. Knudson, Ken C. Tamblyn, and Robert W. Waldrup.
     The group includes two new directors, Thomas N. Amonett and Michael A. Flick.
     Mr. Amonett, 62, a resident of Houston, Texas, has served as President, Chief Executive Officer and director of Champion Technologies, Inc. since 1999. Champion Technologies, Inc. is an international provider of specialty chemicals and related services primarily to the oilfield production sector. Mr. Amonett also serves as Chairman of the Board of Directors of TODCO, where he serves on the Corporate Governance and Executive Compensation Committees, and as a director of Reunion Industries, Inc., where he serves on the Compensation and Audit Committees. Mr. Amonett served as a director of Stelmar Shipping Ltd. from 2002 to January 2005 and served on the Audit Committee during his tenure, serving as chairman of the Audit Committee from 2003 to 2005.
     Mr. Flick, 57, a resident of New Orleans, Louisiana, began his career in commercial banking in 1970 at First National Bank in New Orleans, which subsequently became a wholly owned subsidiary of First Commerce Corporation. Mr. Flick held a variety of positions at First Commerce Corporation, including Chief Financial Officer and Chief Credit Policy Officer, and retired in 1998 as the Executive Vice President and Chief Administrative Officer. Thereafter, he served as a director and chairman of the Audit Committee of Community Coffee Company, a privately held company, until his term expired in July 2005. He also serves as a director of the University of New Orleans Foundation and chairman of its Audit Committee.
William E. Chiles, President and Chief Executive Officer said, “We are pleased to move forward with this group of directors. While several of these individuals have served the Company well for many years, we are excited to gain fresh perspectives from our two new directors, Thomas N. Amonett and Michael A. Flick. In addition, we would like to thank David M. Johnson for 23 years of service on our Board. His contributions have been substantial and he will be sorely missed.”

Bristow Group Inc., formerly Offshore Logistics, Inc., is a major provider of helicopter services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the U.S. Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s Common Stock previously traded on the New York Stock Exchange under the symbol OLG, but as of February 6, 2006, is trading under the symbol BRS.
Forward-Looking Statements Disclosure
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on From 10-K for the year ended March 31, 2005, and the Company’s reports on Form 10-Q for the quarters ended June 30, 2005, and September 30, 2005. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
joe.baj@bristowgroup.com